Exhibit 99.5
December 9, 2008
Eric Groves
Dear Eric:
     You and Roving Software Inc. (now Constant Contact, Inc.) (the “Company) are parties to an offer letter dated December 12, 2000 (the “Letter Agreement”), which outlines the terms and conditions of your employment with the Company. In light of recent tax legislation under Section 409A of the Internal Revenue Code (“Section 409A”), you and the Company mutually desire to add certain provisions to the Letter Agreement as set forth below:
Fifth Paragraph under Heading “Compensation”
The fifth paragraph under the heading “Compensation” shall be deleted in its entirety and replaced with the following:
“If the Company terminates your employment without cause or if you resign for Good Reason (as defined below), then you will receive six (6) months base salary and six (6) months continued health insurance benefits for you and your dependents, which payments and benefits will be made in accordance with the Company’s normal payroll practices over the six-month period following your termination of employment. The payments and benefits due, if any, pursuant to this paragraph shall be subject to the terms and conditions set forth in Exhibit A to this letter.
“Good Reason” shall mean, for purposes of this letter, the occurrence of any of the following events without your prior written consent:
(i) a material diminution in your base compensation;
(ii) a material diminution in your duties, authority or responsibilities;
(iii) a material relocation; or
(iv) a material breach of this letter or the Letter Agreement;
provided, however, that no such event or condition shall constitute Good Reason unless (x) you give the Company written notice of termination for Good Reason not more than 90 days after the initial existence of the condition, (y) the grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days of its receipt of such notice and (z) your termination of employment occurs within one year following the Company’s receipt of such notice.”
Except as specifically provided herein, all other terms of the Letter Agreement shall remain in full force and effect. If the terms of this amendment are acceptable to you, please sign and return the copy of this amendment enclosed for that purpose no later than December 9, 2008.

Sincerely, Constant Contact, Inc.
/s/ Steven R. Wasserman

By: Steven R. Wasserman
Title:	Vice President and Chief Financial Officer

The foregoing correctly sets forth the terms of my continued employment with the Company. I am not relying on any representations other than as set out in the Letter Agreement and the amendment thereto set forth above. I have been given a reasonable amount of time to consider this amendment and to consult an attorney and/or advisor of my choosing. I have carefully read this amendment, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign my name of my own free act.

/s/ Eric Groves Eric Groves	Date: December 9, 2008

Exhibit A: Payments subject to Section 409A
Subject to the provisions in this Exhibit A, any severance payments or benefits under the Letter Agreement, as amended, shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the date of termination of your employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under the Letter Agreement, as amended:
1. It is intended that each installment of the severance payments and benefits provided under the Letter Agreement, as amended, shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.
2. If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in the Letter Agreement, as amended.
3. If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:
     a. Each installment of the severance payments and benefits due under the Letter Agreement, as amended, that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of the Letter Agreement, as amended, the “Short-Term Deferral Period” means the period ending on the later of the fifteenth day of the third month following the end of your tax year in which the separation from service occurs and the fifteenth day of the third month following the end of the Company’s tax year in which the separation from service occurs; and
     b. Each installment of the severance payments and benefits due under the Letter Agreement, as amended, that is not described in paragraph 3(a) above and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under

Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following your taxable year in which the separation from service occurs.
4. The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this paragraph 4, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.
5. All reimbursements and in-kind benefits provided under the Letter Agreement, as amended, shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in the Letter Agreement, as amended), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.
6. The Company may withhold (or cause to be withheld) from any payments made under the Letter Agreement, as amended, all federal, state, city or other taxes as shall be required to be withheld pursuant to any law or governmental regulation or ruling.

[Roving]
December 12, 2000
Eric S. Groves
Dear Eric,
It is my pleasure to present you with this offer for employment with Roving Software Inc. We’d like you to become a member of our team. We are excited about our leadership in permission-based email marketing for small and medium e-businesses, and the future growth opportunities in our market space.
You will be hired as Senior Vice President, Sales and Business Development, to serve as an at-will employee under my direction. You will be responsible for all revenue generating activities at Roving including business development efforts, building and managing the sales and business development team and participating as a member of the senior management team.
Your gross wages will initially be $150,000 per year. Payable bi-monthly. You will have an additional incentive compensation plan with an annualized target of $75,000. The incentive compensation targets will be set for the entire management team at the February Board meeting.
•	Associated with the position will be participation in the Company’s Stock Option Plan, through an option for 225,000 shares, subject to board approval, vesting over four years. The vesting schedule is twenty-five percent (25%) after one full year of service and quarterly thereafter (six and a quarter percent (6.25%) per quarter).

•	Option agreement shall include a provision for 12 months acceleration of vesting on acquisition or merger of all assets if a similar role is not available in the combined entity.

•	Information on the health and dental coverage, and the 401(k) plan, are included with this letter. The Company also provides life and long-term disability insurance. You will be eligible to participate in the 401(k) plan after 6 months of employment. The Company reserves the right to change or discontinue any of its current benefits and policies in the future.

•	It is the Company’s understanding that you have made no agreement with any other party that would restrict you from being employed by the Company as a Director, Business Development. It is necessary for you to sign the Company’s Nondisclosure, Noncompetition and Developments Agreement, a copy of which is enclosed with this letter.

•	Your start date will be on or before January 10, 2001.

•	This offer is in effect through December 20, 2000.

•	You will receive three weeks of vacation per year.
We are looking forward to adding your knowledge and experience to our team. If you have any questions, please call me at
781-444-6160 x-651.

Sincerely,
/s/ Gail Goodman
Gail Goodman CEO	ACCEPTED: /s/ Eric S. Groves DATE: 12/17/2000
Encl: NDNC agreement (4 pages); Health Plan package, Dental package, 401(k) package
117 Kendrick Street, Suite 400, Needham, MA 02494
Phone 781.444.6160 • Fax 781.444.6155 • http://www.roving.com